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                                                                EXHIBIT 11

                                                        DYNCORP AND SUBSIDIARIES
                                               COMPUTATIONS OF EARNINGS PER COMMON SHARE
                                            (Dollars in thousands, except per share amounts)



                                                                             Three Months Ended
                                                               March 27, 1997               March 28, 1996(1)
                                                                         Per Share                        Per Share
                                                      Income    Shares     Amount      Income     Shares    Amount
      Net earnings                                   $ 2,311                          $ 2,241
      Less: Preferred Stock Class C dividends              -                             (534)
            not declared or paid
      Basic Earnings per Share:

      Earnings available to common stockholders      $ 2,311   8,628,228   $0.27      $ 1,707   8,154,327  $0.21

      Common stock issuable upon conversion of:
        Warrants                                               2,321,176                        4,074,291
        Stock Options                                            128,749                            2,387

      Diluted Earnings per Share:
      Earnings available to common stockholder
        plus assumed conversions                     $ 2,311  11,078,153   $0.21      $ 1,707  12,231,005  $0.14

     (1) Prior year data has been restated to conform with current period presentation under FAS 128, "Earnings per Share."
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